Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: Jan. 12, 2017

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Increases Delaware Basin Inventory with Bolt-On Acquisition

$775 Million Transaction to Add More than 900 Gross Locations

TULSA, Okla. – WPX Energy (NYSE: WPX) announced today that it has agreed to acquire assets that would increase its Permian operations to more than 120,000 net acres and deepen its drilling inventory of top-tier Delaware locations while enhancing key financial metrics and margin expansion.

The acquisition includes approximately 6,500 Boe/d (55% oil) of existing production from 23 producing wells (17 horizontals), two drilled but uncompleted horizontal laterals, 18,100 net acres in Reeves, Loving, Ward and Winkler counties in Texas and 920 gross undeveloped locations in the geologic sweet spot of the Delaware Basin.

WPX expects the acquisition to be immediately accretive and accelerate its deleveraging progress without increasing its projected 2017 capital outspend. WPX expects the incremental cash flow from the purchase to fund the existing two-rig program on the acquired acreage. This will bring WPX’s rig count in the Permian to seven.

The sellers are Panther Energy Company II, LLC and Carrier Energy Partners, LLC. WPX plans to close the $775 million cash transaction in approximately 60 days using a combination of proceeds from an equity issuance and cash on hand.

ACQUISITION HIGHLIGHTS

•	Expected to be immediately accretive to WPX shareholders on a cash flow and NAV basis

•	Projected IRR on wells ranging from 55%-95% at current strip pricing

•	Estimated acreage cost excluding flowing production is ~ $28,500 per acre

•	Transaction valued primarily on three zones with upside in five additional zones

•	EUR’s of ~ 1.0 MMBoe for Wolfcamp A and X/Y 1-mile laterals (55% oil)

•	Increases WPX’s total gross drillable Delaware locations from ~5,500 to ~6,400

•	New drillable locations include more than 150 long laterals (1.5-2 miles)

•	Increases WPX’s growth trajectory for 2017-2020

•	Offset operators: RSP Permian, Anadarko, Shell, Matador, Cimarex, Concho and Centennial.

Including the Panther transaction, WPX has added approximately 32,000 net acres in the core of the Delaware Basin at an average cost of $18,600 per acre since its transformative purchase of RKI Exploration and Production in August 2015. The average cost excludes flowing production.

“In just 18 months, WPX has firmly established itself as a leader in the Delaware Basin,” said Rick Muncrief, WPX chairman, president and chief executive officer.

“The acquisition leverages our experience to create long-term shareholder value, further builds our inventory of core acreage and accelerates our oil growth with cash on hand and operating cash flow without adding incremental debt,” Muncrief added.

On a pro forma basis, WPX is now targeting 30 percent oil growth and 25 percent overall production growth in 2017, along with a targeted net debt/EBITDAX ratio at the lower end of the company’s previously announced range of 2.0x to 2.5x by year-end 2018.

A presentation with pro forma guidance, capital spending and operating plans is available at www.wpxenergy.com. The forecast targets 52,000-56,000 barrels of oil per day in 2017. This estimate includes nine months of production associated with the bolt-on purchase.

WPX also is reaffirming its full-year 2016 production guidance and announcing that its fourth-quarter 2016 oil production is expected to exceed the company’s 42-44 Mbbl/d range, despite recent weather conditions in North Dakota’s Williston Basin. Additionally, WPX’s 2017 guidance remains unchanged prior to the pro forma impact of the bolt-on acquisition.

Tudor, Pickering, Holt & Co. acted as financial advisor to WPX on the Panther and Carrier bolt-on transaction.

Panther is a Tulsa-based E&P company run by Chief Executive Officer Berry Mullennix and Chief Operating Officer Roy Grossman.

About WPX Energy, Inc.

WPX is an oil-focused energy company with operations in the Permian, Williston and San Juan basins. The company is one of the 20 largest U.S. producers based on total assets and market capitalization. WPX has eight rigs deployed and has engaged in more than $6 billion of transactions since mid-2014 to high-grade the company’s portfolio.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production and expectations regarding future performance are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These statements are also based on management’s beliefs and assumptions and on information currently available to management, including assumptions on the amount and nature of future capital expenditures, oil, natural gas and natural gas liquids (“NGLs”) prices, expansion and growth of our business and operations, estimates of proved natural gas and oil reserves and acquisitions or divestitures, including the consummation of the Acquisition and its effects on us. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.